Exhibit 23

Consent and Report on Schedule of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

Under the date of January 17, 2006, we reported on the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries (the “Company”) as of October 31, 2005 and 2004, and the related statements of income, comprehensive income and cash flows for each of the years in the three-year period ended October 31, 2005, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in registration statement Nos. 33-50016, 33-11298, 333-22417, 333-25051, 333-27639, 333-40431, 333-80795, 333-48152, 333-34206 and 333-108066 on Forms S-3, Registration Statement No. 333-118422 on Form S-4 and Registration Statement Nos. 33-27938, 33-36325, 33-36326, 333-58839, 333-67954, 333-101366, 333-104346, and 333-115520 on Forms S-8 of The Cooper Companies, Inc. of our reports dated January 17, 2006, with respect to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and comprehensive income for each of the years in the three-year period ended October 31, 2005, the financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005, and the effectiveness of internal control over financial reporting, which reports appear in the October 31, 2005 annual report on Form 10-K of The Cooper Companies, Inc.

Our report dated January 17, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of October 31, 2005, expresses our opinion that The Cooper Companies, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of October 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and includes an explanatory paragraph that states that at October 31, 2005, the Company did not have sufficient personnel with adequate knowledge regarding accounting for acquisitions in accordance with generally accepted accounting principles. In addition, the Company did not have policies and procedures regarding a periodic review of existing accrued liabilities related to business combinations.

Our report dated January 17, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control as of October 31, 2005, contains an explanatory paragraph that states that certain divisions of the acquired business of Ocular Sciences, Inc. have been excluded from our audit of the Company’s Internal Control over Financial Reporting because the business was acquired in a purchase business combination during 2005.

/s/ KPMG LLP

San Francisco, California

January 17, 2006